Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2008 First Quarter Results

Oxford, CT - August 9, 2007 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2008.

First Quarter Highlights

($ in millions)	Q1 Fiscal 2008		Q1 Fiscal 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$79.8		$75.2		6.1%
Gross margin	$27.4		$23.5		16.7%
Gross margin %	34.4%		31.2%
Operating income	$15.8		$13.5		16.9%
Net income	$9.8		$5.0	$7.3	95.6%	33.9%
Diluted EPS	$0.45		$0.24	$0.35	87.5%	28.6%

(1) Results exclude items listed in reconciliation below.

“We are pleased with our overall performance in the first quarter of fiscal 2008, both in terms of revenue growth and margin expansion,” stated Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer. “We are particularly excited about our recent acquisitions of Phoenix Bearings and Coastal Bearing Services. These acquisitions, along with our ongoing internal efforts, have allowed us to continue to expand our product portfolio, enabling stronger service offerings to our customers.”

First Quarter Results

Net sales for the first quarter of fiscal 2008 were $79.8 million, an increase of 6.1% from $75.2 million in the first quarter of fiscal 2007. Gross margin for the first quarter rose 16.7% to $27.4 million compared to $23.5 million for the same period last year. Gross margin as a percentage of net sales improved to 34.4% in the first quarter of fiscal 2008 compared to 31.2% for the same period last year. The improvement in gross margin percentage was mainly driven by volume, mix, and continued cost reduction.

Operating income for the first quarter of fiscal 2008 was $15.8 million, an increase of 16.9% compared to operating income of $13.5 million for the same period last year. As a percentage of net sales, operating income was 19.8% compared to 17.9% for the same period last year.

Interest expense, net for the first quarter of fiscal 2008 was $0.9 million, a decrease of $1.3 million, from $2.2 million for the same period last year. This was driven primarily by debt reduction in fiscal 2007 and the first quarter of fiscal 2008.

Net income increased 95.6% to $9.8 million compared to $5.0 million for the same period last year. Excluding the after-tax loss of $2.3 million on early extinguishment of debt recorded in the first quarter of last year, net income increased 33.9% to $9.8 million compared to $7.3 million for the adjusted period last year.

Acquisition of Phoenix Bearings Limited

On May 22, 2007, the Company acquired the capital stock of Phoenix Bearings Limited (“Phoenix”) for approximately $4.4 million in cash. Phoenix, located in Gloucestershire, England, manufactures bearings for the steel and mining industries as well as other general industrial applications with bore sizes ranging from 100 millimeters to one meter. Phoenix generated revenues of approximately $4.5 million in its most recent calendar year. The financial results of Phoenix will be reported as part of the Company’s Roller Bearings segment.

Acquisition of Coastal Bearing Services

On July 25, 2007, the Company acquired the assets of CBS/Coastal Bearing Services (“CBS”) for approximately $3.7 million in cash. CBS, located in Houston, Texas, manufactures, inspects, and refurbishes large bearings for the oil and mining industries, as well as other general industrial applications with sizes ranging up to 124 inches in diameter. CBS generated revenues of approximately $3.1 million in its most recent calendar year. The financial results of CBS will be reported as part of the Company’s Ball Bearings segment.

Outlook

“We continue to broaden our customer base and we expect that our performance for the balance of the fiscal year will continue to be strong. As we move through fiscal 2008, I am confident we can continue to build on the record year we posted in fiscal 2007. I would like to emphasize our commitment to enhancing shareholder value by delivering on our core growth initiatives, applying discipline to enhance margins, and managing our capital with a keen eye to maximize shareholder value,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its second quarter of fiscal 2008 to be as follows:

▪	Net sales in the range of $78.0 - $80.0 million

▪	Operating income in the range of $13.0 - $14.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 888-680-0894 (international callers dial 617-213-4860) and enter conference call ID # 59140531. An audio replay of the call will be available from 12:30 p.m. ET on Thursday, August 9th, until 11:59 p.m. ET on Thursday, August 23th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 21786797.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,900 people and operates 18 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

Ashton Partners
Steve Calk
800-281-1163
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	June 30,	July 1,
	2007	2006

Net sales	$79,823	$75,231
Cost of sales	52,378	51,722
Gross margin	27,445	23,509

Operating expenses:
Selling, general and administrative	11,302	9,627
Other, net	362	384
Total operating expenses	11,664	10,011

Operating income	15,781	13,498

Interest expense, net	866	2,162
Loss on early extinguishment of debt	-	3,576
Income before income taxes	14,915	7,760
Provision for income taxes	5,090	2,736
Net income	$9,825	$5,024

Net income per common share:
Basic	$0.46	$0.25
Diluted	$0.45	$0.24

Weighted average common shares:
Basic	21,377,482	20,088,482
Diluted	21,882,470	20,913,218

Reconciliation of Reported Net Income and Net Income Per Common Share to Adjusted Net Income and Adjusted Net Income Per Common Share:

	Three Months Ended
	June 30,	July 1,
	2007	2006

Reported net income	$9,825	$5,024
Loss on early extinguishment of debt, tax effected	-	2,315
Net income	$9,825	$7,339

Adjusted net income per common share:
Basic	$0.46	$0.37
Diluted	$0.45	$0.35

Weighted average common shares:
Basic	21,377,482	20,088,482
Diluted	21,882,470	20,913,218

	Three Months Ended
	June 30,	July 1,
Segment Data, Net External Sales:	2007	2006

Roller bearing segment	$23,643	$24,241
Plain bearing segment	37,720	34,029
Ball bearing segment	13,421	12,162
Other segment	5,039	4,799
	$79,823	$75,231

	Three Months Ended
	June 30,	July 1,
Selected Financial Data:	2007	2006

Depreciation and amortization	$2,413	$2,403

Cash provided by operating activities	$13,430	$12,909

Capital expenditures	$6,623	$2,611

Total debt	$55,405	$90,715

Cash	$4,615	$9,057

Total debt minus cash	$50,790	$81,658

Backlog	$185,034	$167,457